Exhibit 10.1

                                OPTION AGREEMENT

THIS  AGREEMENT  is  made  on    28      April  2005.
                               -----

PARTIES

     (1)  USIBERIAN  ENERGY  GROUP  INC.,  a corporation incorporated under the
          ---------------------------
          laws of the State of Nevada, United States and whose principal place of business is at 275 Madison Avenue, 6th floor, New York, NY 10016 ("SEG"); and

     (2)  UBALTIC PETROLEUM LIMITED, a company incorporated in England and Wales
         -------------------------
          under company number 05303991 and whose registered office is at 18b Charles Street, London W1J 5DU, United Kingdom ("BP").

          INTRODUCTION

          A) SEG is the sole shareholder of OOO Zauralneftegaz ("ZNG"), a Russian limited liability company that has various interests and assets, including oil and gas exploration licences in the Kurgan region of the Russian Federation.
          B) The parties wish to jointly cooperate in a joint venture (the "JOINT VENTURE") through the establishment of a company ("JV CO") for the purposes of developing the 4 oil and gas exploration licences currently owned by ZNG (the "EXISTING LICENCES"), and to bid for further oil and gas exploration licences in the Kurgan region of the Russian Federation and oil and gas production licences in the Khanty-Mansisk and Tyumen regions of the Russian Federation.
          C) To this end, the parties entered into an Option Agreement and Memorandum of Understanding dated 24 January 2005, as subsequently amended by a Deed of Variation dated 11 March 2005, (the "ORIGINAL OPTION") pursuant to which, inter alia, SEG granted to BP an exclusive option whereby on exercise of said option (i) SEG agreed to form JV CO; (ii) SEG agreed to transfer 50% of the issued share capital of JV CO to BP on the basis JV CO would be owned 50% by BP and 50% by SEG; (iii) SEG agreed to transfer 100% of its ownership interests in ZNG to JV CO; and
               (iv) BP agreed to provide certain funding to JV CO, each as provided for under the terms of the Original Option.
          D) In consideration for each party's continued commitment to the other to finalise the arrangements relating to the Joint Venture, the parties are entering into this agreement (the "AGREEMENT") for the purposes of amending and replacing the terms of the Original Option and to set out the revised terms agreed between the parties in relation to the Joint Venture.

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     ORIGINAL  OPTION

     1. Except as provided in clause 2, this Agreement supersedes and replaces the Original Option, which shall cease to have any force and effect and is hereby terminated and each of the parties confirms to the other party that it has no claim against the other party under the Original Option.

     OPTION

     2. The exclusive option (the "OPTION") granted by SEG to BP under the Original Option to purchase from SEG 50% of the entire issued share capital of JV CO (the "OPTION SHARES") shall remain in full force and effect and the parties acknowledge that the Option has been exercised by BP and BP has paid to SEG the sum of US$100,000 (receipt of which is hereby confirmed by SEG) as consideration for the exercise of the Option.

     CONDITIONS

     3.1 Completion of the purchase of the Option Shares ("COMPLETION") shall be conditional on the following:

          (a) BP having made the payments under the Initial Loan (as defined below) referred to in clauses 9.1 to 9.4 in so far as they due at the relevant time and subject to the terms of the Loan Agreement (as defined below);

          (b) BP being satisfied with the Due Diligence (as defined below) in accordance with the terms of clause 5 below;

          (c)  JV  CO  owning  100%  of  the  ownership  interests  of  ZNG;

          (d) each of the parties being satisfied with the terms of the Joint Venture Documentation and the parties and ZNG having executed such of the Joint Venture Documentation to which they are party; and

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          (e)  the  parties  having complied in all material respects with their respective  obligations  under  this  Agreement.

     3.2 If the conditions set out in clause 3.1 have not been fully satisfied by 31 July 2005 or if at any time prior to Completion any of such conditions should become incapable of being satisfied, then (except where the condition in clause 3.1(e) has not been satisfied and the party who is not in breach of its obligations under the Agreement waives such condition) this Agreement shall immediately lapse and cease to have effect and, subject to clause 3.3, neither party shall have a claim against the other except in relation to any prior breach of this Agreement.

     3.3 In the event the Agreement terminates in accordance with clause 3.2 (other than by reason of a breach by BP of its obligations hereunder) SEG shall pay to BP the following sums:

          (a)  US$500,000  on  31  October  2005;  and

          (b)  US$500,000  on  28  February  2006.

          SEG acknowledges that the above sums are fair and reasonable in all the circumstances and, in the case where such sums become payable pursuant to a breach by SEG of its obligations hereunder, consist of liquidated damages that represent a genuine pre-estimate of the loss that would be suffered by BP if Completion does not occur (including its costs, expenses and loss of profit). SEG waives any right which it may have to challenge the validity at law of any obligation to pay the liquidated damages.

     EXCLUSIVITY

     4. In consideration of BP contemplating the Joint Venture and undertaking the possibility of such transaction and incurring expenses therewith, until 31 July 2005 SEG shall not (and it shall procure that neither ZNG, nor any of its or ZNG's respective affiliates, officers, directors, employees, agents or advisors shall), directly or indirectly, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider a proposal from a third party relating to financing or funding of, investment or acquisition of any interest in ZNG or SEG which could undermine the transaction described in this Agreement (a "COMPETING TRANSACTION"). If SEG or any of its affiliates, or any of their respective officers, directors, employees, agents or advisors receives any communication regarding an offer or a proposal for a Competing Transaction during such period, then it will immediately notify BP of its receipt and promptly provide the other parties with a written summary of its terms.

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     5.   BP  and its representatives shall have the opportunity to carry out at
          BP's cost such legal, financial and other due diligence investigations as BP may decide relating to SEG, ZNG and JV CO and their respective undertakings, businesses, interests, assets and liabilities (the "DUE DILIGENCE"). SEG undertakes to afford (and to procure that ZNG shall afford) BP all assistance and access to facilitate the performance of such Due Diligence and to promptly provide such information (together with supporting documentation where appropriate) as may be requested by BP. In the event that BP determines in its sole discretion that there are material discrepancies between any matters revealed by the Due Diligence and any matters contained in or referred to in the circular relating to ZNG dated 22 December 2004, the SEC filing for SEG dated 9 September 2004 (or any updates of such filings made with the SEC), the consolidated financial statements of SEG for the periods ending 31 December 2003 and 30 September 2004 and the unaudited consolidated financial statements of SEG for the period ending 31 December 2004 (together referred to as the "DOCUMENTS") or is unable to confirm to its satisfaction in the Due Diligence any material fact or issue contained in or referred to in any of the Documents or it should discover any material matter which may in its sole discretion affect its willingness to complete the purchase of the Option Shares, then upon BP providing written notice of the same to SEG, the conditions in clause 3 shall be treated as having not been satisfied.

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     COMPLETION

     6. Completion shall take place at the registered office of BP immediately following the last of the conditions set out in clause 3 above have been satisfied or such earlier time or date as the parties may agree in writing. On Completion:

     6.1 SEG shall deliver to BP duly executed share transfers for the Option Shares in favour of BP together with the relevant share certificates or other documents of title relating thereto and shall procure that JV CO shall register BP as the holder of such shares;

     6.2  BP shall pay the sum of 50 as consideration for the Option Shares; and

     6.3 the parties shall enter into the Joint Venture Documentation (as defined below) and SEG shall procure that JV CO and ZNG shall enter into such of the Joint Venture Documentation as they are required to enter into under the terms thereof.

     COVENANTS

     7. The parties shall as soon as reasonably practicable following the date hereof cooperate to establish JV CO as an English private company (or such entity incorporated in such jurisdiction as BP may agree in writing). Following the establishment of JV CO, SEG shall procure that the transfer of 100% of the ownership interests in ZNG to JV CO is completed promptly (and in any event by the date set out in clause 4 above).

     8. SEG hereby undertakes to BP to procure that without the prior written consent of BP in the period up to Completion:

     8.1 JV CO shall remain a non-trading dormant company and SEG shall not transfer or otherwise dispose of any interest in, or create any security in or encumbrance over, the shares in JV CO;

     8.2 no further ownership interests in ZNG will be created or issued and, other than as required by clause 7, SEG shall not transfer or otherwise dispose of any interest in, or create any security in or encumbrance over, the ownership interests in ZNG;

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

     8.3 no alteration or amendment shall be made to the operating, organisational or constitutional documents of ZNG;

     8.4 ZNG shall not make any change in the nature or scope of its business as carried on at the date of this Agreement;

     8.5 ZNG shall not enter into any transaction, contract or arrangement that is not in the normal and ordinary course of its business nor enter into any transaction which is not on arm's length terms nor effect any acquisitions or disposals of any material assets;

     8.6 except as provided for or contemplated by this Agreement, ZNG shall not borrow money or incur any material indebtedness;

     8.7 ZNG shall not appoint or terminate any personnel in a managerial capacity;

     8.8  ZNG  shall  not encumber or grant security over any of its assets; and

     8.9 ZNG shall not institute or settle any legal proceedings nor take any steps to wind itself up or commence any insolvency proceedings in relation to itself.

     FUNDING

     9. On execution of this Agreement, BP shall provide a loan facility to ZNG in respect of an amount of US$1,267,860 (the "INITIAL LOAN") on the terms of the loan agreement in the form annexed as Annexure 1 (the "LOAN AGREEMENT"), which shall provide that the Initial Loan shall be applied by ZNG on the following terms:

     9.1 US$375,000 towards the outstanding invoices due by ZNG to Basneftegeofizika in the total sum of US$588,856;

     9.2 up to US$178,524 to discharge all sums outstanding due by ZNG to Bazhenov Expedition;

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

     9.3 US$250,000 to be used by ZNG to account to OOO Business Standard, a Russian limited liability company ("BUSINESS STANDARD") in respect of its services for coordinating the gathering of data and information on the various new exploration licences in the Kurgan region being considered by ZNG (there are initially proposed to be 3 licences in number in respect of areas which shall be designated by BP). The parties intend that this data and information be obtained as soon as possible;

     9.4 a payment on account of the salaries for each of the months of April, May, June and July 2005 for those employees set forth in Schedule 1 in the sum of US$42,000 per month in aggregate (such sum to include all applicable tax). These amounts may only be drawn at the end of the month to which they relate;

     9.5 a further amount of US$250,000 shall be advanced to allow the payment to Business Standard of a further payment of US$250,000, but only upon production to BP of a copy of a letter addressed to ZNG from the relevant license authority(ies) of the Ministry of Natural Resources in the Russian Federation confirming that the licenses detailed in such clause above have been awarded to ZNG in a form acceptable to BP;

     9.6 US$15,148 to pay amounts owing to OOO Geo Data Consulting for supervisory control over gravimetric and seismic surveys performed by Bashneftegeofizika and Bazhenov Expedition;

     9.7 US$4,313 to discharge all sums outstanding to JSC Central Geophysical Expedition for preparation of costs estimate and technical plan for seismic works;

     9.8 US$24,680 to be used as a deposit for Russian banking and currency regulation requirements; and

     9.9 US$2,015 to allow for foreign exchange rate fluctuation and to cover for applicable bank charges in respect of the Initial Loan.

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     10.  The  Initial  Loan shall be conditional, inter alia, upon ZNG entering into the Loan Agreement, SEG providing a guarantee in respect of ZNG's liability in respect of the Initial Loan in the form of Annexure 2 (the "GUARANTEE"), providing security in the form of the pledge and security agreement annexed at Annexure 3 (the "SECURITY AGREEMENT") and ZNG entering into the License Agreement (as defined below). SEG shall procure that ZNG shall obtain any consents and approvals required from banks or authorities in relation to the making of the Initial Loan or any payments to be made thereunder. For the avoidance of doubt, the Loan Agreement, the Guarantee, the Security Agreement and the License shall survive the termination or lapse of this Agreement.

     11. To the extent ZNG requires further sums prior to Completion in addition to the Initial Loan for auction fees in respect of exploration licenses detailed in clause 9.3 in excess of the amounts referred to in clauses 9.3 and 9.5 above, then the parties will cooperate with each other to calculate and minimize the amounts required by ZNG, and, on request by SEG, BP will consider in good faith such request for further funding, provided that any further funding will be provided by BP at its discretion and on terms acceptable to it.

     12. It is the intention of the parties that following Completion BP shall be responsible for funding JV CO and in particular for making or procuring loans (the "LOANS") to JV CO in the following amounts and for the following purposes as and when the parties agree they are required:

               Amount  (US  Dollars)         Purpose
               ---------------------         -------
               Up to $75,000                 To  cover  SEG's  legal, accounting
                                             and  regulatory  costs  associated
                                             with  establishing  JV  CO  and
                                             transferring  ZNG  into  it.

               Up to $700,000                2D  Seismic  testing  by  ZNG's
                                             contractors  on  a licence block to
                                             be  agreed  between the parties and
                                             shallow core sampling in the Kurgan
                                             Area  and  the  reprocessing  of
                                             volumetric  and  magnetic  reports.

               $100,000 to $400,000 each     Preparation,  due  diligence, legal
                                             costs  and licensing fees for three
                                             new  proven  or  producing licences
                                             for  ZNG  in  Khanty  Mansyisk  and
                                             Tyumen  Regions.

              Approximately $500,000         Working  capital for JV CO and ZNG.

              $583,000 In respect of outstanding debts and commitments of SEG and ZNG as at 31 December 2004 not covered in clause 9 above. To be paid on Completion. This payment shall only be made after the scope of work on West Suersky has been agreed by BP and the work programme contained in the four exploration licences has been amended to BP's satisfaction.

             To be agreed by the parties     The  drilling and ancillary work on
                                             West  Suersky  and Mokrousovsky and
                                             any  new  fields  as  agreed by the
                                             parties.

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     13.  The  Loans  to be made or procured by BP shall be on proper commercial terms as are acceptable to BP and SEG and full debentures, charges and other appropriate security over JV CO's and ZNG's businesses, undertakings and other assets shall be taken by BP as security therefor upon the making of the Loans. The parties shall cooperate with each other in good faith to agree the most appropriate financing structure for the Loans (if any) as is necessary or desirable on the grounds of tax and cost efficiency. Unless otherwise agreed by BP, on Completion BP shall make an additional loan to JV CO equal to the amount outstanding under the Initial Loan to enable JV CO to make an inter-company loan to ZNG to enable it to repay the Initial Loan. SEG shall not be required to provide a guarantee or security in respect of JV CO's obligations under the Loans (and it is acknowledged that SEG shall be released from its obligations under the Guarantee and Security Agreement following Completion).

     14. If following Completion BP's ordinary shares are admitted to listing on the Alternative Investment Market of the London Stock Exchange (or any other recognised investment exchange or overseas investment exchange (as such expressions are defined in the Financial Services and Markets Act 2000)) (an "IPO"), BP shall (to the extent it may lawfully do so) procure that sufficient sums are provided as loans to ZNG to allow it to repay amounts owed to the parties below, but only on condition that such persons will apply such amounts in subscribing for such number of ordinary shares in BP in connection with the IPO as would have a value at the price per share of any placing carried out in connection with the IPO (or if there is no such placing, at the opening trading price of such shares):

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     14.1 US$250,000  to  Business  Standard;  and

     14.2 US$500,000  to  SEG  or  its  nominee.

     LICENCE  AGREEMENT

15.

15.1 SEG shall procure that ZNG shall provide to BP a licence in respect of certain data on the terms of licence agreement annexed at Annexure 4 (the "LICENCE AGREEMENT").

15.2 BP agrees that it will in the period prior to Completion provide funding for the fees of Exploration Consultants Limited incurred in processing the data to be licensed pursuant to the Licence Agreement, provided that:

(a) the parties shall on Completion procure that JV CO shall utilize the Loans to reimburse BP for such costs; and

(b) if Completion does not occur, SEG shall reimburse such costs (as notified in writing to SEG) to BP on 31 October 2005.

EXISTING  LICENCES

16. As soon as reasonably practicable after the date hereof, the parties shall cooperate with each other in good faith to procure appropriate amendment to the work programme set out in the Existing Licences.

JOINT  VENTURE  ARRANGEMENTS

17. The parties shall following the date hereof negotiate with each other in good faith with respect to the arrangements that will apply to the Joint Venture, in particular, the contents of the documents set out below which the parties will be required to enter into (or agree in the case of the document referred to at clause 17.3) at Completion in relation to the Joint Venture (together, the "JOINT VENTURE DOCUMENTATION"). BP shall arrange for drafts of the Joint Venture Documentation to be provided to SEG within a reasonable time prior to 31 July 2005.

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     17.1 a shareholders' agreement relating to each of the parties shares in JV
          CO and setting out terms governing the management of JV CO and setting out procedures to be followed by the parties with respect to the operation of JV CO and its business;

     17.2 articles  of  association  of  JV  CO;

     17.3 a  business  plan  for  JV  CO's  business;

     17.4 an agreement confirming the sale and purchase of the Option Shares on Completion which shall contain customary warranties and indemnities to be given by SEG relating to, inter alia, ZNG, JV CO, SEG and the Option Shares; and

     17.5 such loan agreements and security documentation as may be required to give effect to the Loans.

     18. It is the parties intention that the following provisions shall apply in relation to the Joint Venture and shall be provided for in the Joint Venture Documentation. The parties will consider appropriate alternative structures and jurisdictions if that becomes necessary or desirable on the grounds of tax and cost efficiency:

     18.1 the business of the joint venture will be the exploration for and production and sale of oil and gas and associated and ancillary activities;

     18.2 the parties shall draw up and approve an initial business plan to be attached to the shareholders agreement. The business plan will be reviewed by the board of JV CO at regular intervals and updated annually;

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     18.3 the  share  capital  of JV CO shall be held in equal shares by the two parties;

     18.4 overall management and supervision of the Joint Venture shall be the responsibility of the board of JV CO. The chairman of the boards of JV CO and ZNG shall be David Zaikin. Overall financial control of the boards of JV CO and ZNG will rest with BP so long as any of the Initial Loan or the Loans remain outstanding with the precise mechanism to effect this to be agreed between the SEG and BP. A quorum of the board of JV CO shall require at least one director appointed by each party;

     18.5 the  initial  appointments  to  the  board  of  JV  CO  shall  be:

               SEG                        BP
               -------------              --------------------
               David  Zaikin              Simon  Leigh  Escott

               Timothy Grant Peara        James  Charles  Pockney

     18.6 the  Chief  Executive  of  JV  CO  shall  be  Simon  Leigh  Escott;

     18.7 BP shall be entitled to appoint at all times the Reservoir Engineer, Drilling Supervisor, Finance Controller and Logistic & Procurement Supervisor for JV CO and ZNG (provided BP shall consult with SEG with regard to suitable candidates for the position of Finance Controller);

     18.8 certain key decisions affecting the Joint Venture shall be reserved for mutual agreement between SEG and BP as shareholders. Final identification of these matters will be for the Joint Venture Documentation;

     18.9 future management fees to be charged to JV CO by SEG and BP as well as payment of dividends shall be agreed between SEG and BP provided that no dividend shall be paid until all of the Initial Loan and the Loans are repaid;

     18.10 BP will procure the appointment of David Zaikin (or Tim Peara) as a director of BP after Completion to the extent requested by SEG; and

     18.11 BP and SEG shall be free to pursue other business interests provided that they do not compete with the business of either the Joint Venture or ZNG (including but not limited to the Existing Licences, the other licences referred at Recital B and the licences detailed in clause 9.3 (the area to which such licences relate being referred to as the "AREA")) and SEG will offer to BP, or procure BP is offered, a right of first refusal on commercial arms length terms on any oil and gas business proposed to be done by SEG or ZNG in the Area .

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CONFIDENTIALITY  AND  ANNOUNCEMENTS

     19. Each of the parties shall keep confidential and shall not disclose to any other person, nor use for any purpose except the purposes of the Joint Venture, the existence of this Agreement and any matter contemplated by it and any information obtained from the other party as a result of negotiating, entering into or implementing the Joint Venture, provided that this restriction shall not apply to information which:

          (a) is required to be disclosed by operation of law, any stock exchange regulations (including, for the avoidance of doubt, as may be required in connection with the marketing of an IPO of
               BP), any binding judgment or order or any requirement of a competent authority;

          (b) is reasonably required to be disclosed in confidence to a party's professional advisers for use in connection with the Joint Venture and/or matters contemplated herein; or

          (c) is or becomes within the public domain (otherwise than through the default of the recipient party).

     20. No public announcement or press release in connection with the subject matter of this Agreement shall be made or issued by or on behalf of either party without the prior written approval of the other, except such as may be required by law or by any stock exchange or by any governmental authority.

     GOVERNING  LAW

     21. This Agreement shall be governed by English law. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

     NOTICE

     22. Any notice to be given pursuant to the terms of this Agreement shall be given in writing to the party due to receive such notice at the address set out below or such other address as may have been notified to the other parties in accordance with this clause. Notice shall be delivered personally or sent by first class pre-paid recorded delivery or registered post (air mail if overseas) or by facsimile transmission to the numbers and parties detailed below and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by air mail) and in the case of facsimile transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.

          SEG                         David Zaikin             Fax:
          275 Madison Avenue                                   +1 (905) 771-9198
          6th floor
          New York, NY 10016
          USA

          BP                         Attn: Simon Escott        Fax:
          18b Charles Street                                   +44 20 7667 6471
          London W1J 5DU
          UK

          COUNTERPARTS

     23. This Agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same document.

          STATUS

     24. This Agreement is intended to be legally binding. The parties confirm that they have each received independent legal advice on the subject matter of this Agreement.

          FURTHER  ASSURANCE

     25. The parties shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as may be required for the purpose of giving effect to the provisions of this Agreement.

          TIME  OF  THE  ESSENCE

     26. Time shall be of the essence of this Agreement, both as regards times, dates and periods specified in the Agreement and as to any times, dates or periods that may by Agreement between the parties be substituted for any of them.

          THIRD  PARTIES

     27. No term of this agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party.

          ENTIRE  AGREEMENT

     28. This Agreement, and the other documents referred to in it, contain the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such subject matter are hereby superseded in their entireties.

          ASSIGNMENT

     29. Neither party shall without the prior written consent of the other party assign, transfer, charge or deal in any other manner with this agreement or any of its rights under it, or purport to do any of the same, nor sub-contract any or all of its obligations under this agreement.

          VARIATION

     30. No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

     Signed for SIBERIAN ENERGY GROUP INC
                -------------------------


     by /s/ David Zaikin    (duly authorised signatory)
        David Zaikin
        ------------------



     Signed for BALTIC PETROLEUM LIMITED
                ------------------------


     by /s/ Simon L. Escott (duly authorised signatory)
        Simon L. Escott
        ------------------

                                       17
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